Exhibit (11)
                           FRP PROPERTIES, INC.
                 COMPUTATION OF EARNINGS PER COMMON SHARE



                                             THREE MONTHS ENDED DECEMBER 31

                                             1996                      1995

Net income                               $  835,000                $1,130,000

Common shares:

Weighted average shares
 outstanding during the
 period                                   3,522,262                 3,673,289

Shares issuable under stock
 options which are poten-
 tially dilutive and affect
 primary earnings per share                  67,403                    92,855

Maximum potential shares
 includable in computation
 of primary earnings per
 share                                    3,589,665                 3,766,144


Additional shares issuable
 under stock options which
 are potentially dilutive
 and affect fully diluted
 earnings per share                          18,154                       361

Maximum potential shares
 included in computation
 of fully diluted earnings
 per share                                3,607,819                 3,766,505

Primary earnings per
 common share                                  $.23                      $.30

Fully diluted earnings
 per common share (a)                          $.23                      $.30


(a) Fully diluted earnings per common share are not presented on the income statement since the potential effect would have been less than 3% dilutive.